UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2021

INFORMATION ANALYSIS INCORPORATED

(Exact name of registrant as specified in its charter)

VA	000-22405	54-1167364
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11240 Waples Mill Rd, Ste 201

Fairfax, VA 22030

(Address of principal executive offices, including zip code)

703-383-3000

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation/Retirement of Directors

On March 10, 2021, Sandor Rosenberg resigned from the Board of Directors (“Board”) of Information Analysis Incorporated (the “Company”). Mr. Rosenberg is the founder of the Company and had served on the Board for over forty years.

On March 11, 2021, James D. Wester also resigned from the Board. Mr. Wester had served on the Board since 1985.

(d) Election of Directors

On March 11, 2021, the Board unanimously elected Stanley A. Reese, age 64. the Company’s current Chief Executive Officer and President, as a member of the Board, to hold office beginning immediately and until the next annual meeting of the shareholders of the Company.

On March 11, 2021, the Board unanimously elected Jack L. Johnson, Jr., age 64, as a member of the Board, to hold office beginning March 15, 2021, and until the next annual meeting of the shareholders of the Company. Mr. Johnson will receive the standard compensation reserved for independent directors. The committees to which Mr. Johnson will be named has not yet been determined. Currently, Mr. Johnson is the CEO and Managing Partner for Jack Johnson and Associates, a strategic consulting firm located in McLean, VA. The firm specializes in providing business and risk consulting to clients domestically and internationally, particularly in the areas of business risk, pre and post-sale merger and acquisition support, business integration as well as in-depth security assessments. Previously, Mr. Johnson was a Partner and Sector Leader with Guidehouse Consulting, and its legacy firm, , PricewaterhouseCoopers (PwC). In this capacity, he led the firm’s Defense Sector Practice, and his portfolio of responsibility included all service components within the U.S. Department of Defense; Army, Navy, Air Force and Marine Corps; the Office of the Secretary of Defense; all other defense organizations and other defense agencies; as well as the North Atlantic Treaty Organization, along with commercial aerospace and defense. Prior to assuming this role in 2014, he served as the sector leader for the Homeland Security and Law Enforcement sector, overseeing the Department of Homeland Security, Department of Justice and the intelligence community.

Before joining PwC in 2005, Jack served as the first Chief Security Officer for the newly formed Department of Homeland Security (DHS). In this capacity, he was directly involved in the establishment of DHS after 9/11 and integrating the 22 agencies that now comprise the Department. He directed all security-related activities for DHS organizations and its over 200,000 employees, including physical, personnel, and information security, as well as counterintelligence and internal investigations. He was designated as the Cognizant Security Authority for the Department, having responsibility and authority over all classified programs and information, was the senior representative to the intelligence community, and served as the first DHS representative to the National Security Council.

His previous government service before his appointment at DHS consisted of over 20 years with the United States Secret Service, rising to the position of Deputy Assistant Director, and serving in a wide range of managerial and executive assignments of increasing responsibility and complexity. His career included the full range of investigative, protective, and intelligence-related duties, both domestically and internationally, as well as assignments with various Presidents, Vice Presidents, Presidential candidates, and foreign heads of state. Prior to being commissioned as a Secret Service Agent in 1983, he was a Police Officer and Detective for Fairfax County, Virginia Police Department, and also is a veteran of the United States Army.

Mr. Johnson received his Bachelor of Science degree from the University of Maryland, a Masters in Forensic Science degree from George Washington University and has completed additional post-graduate study at the University of Virginia and Johns Hopkins School of Management. He has previously testified on multiple occasions before Congress on homeland security and national security-related issues and is a frequent speaker at many national and international conferences, seminars, and symposiums. Mr. Johnson serves on the board of trustees of Code of Support Foundation, an organization dedicated to supporting our military and veterans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORMATION ANALYSIS INCORPORATED
Date: March 16, 2021	By:	/s/ Matthew T. Sands
Matthew T. Sands
Chief Financial Officer